Exhibit 99.1

DRAFT –6/29/09—5:22 p.m.

First Niagara Added to the Russell 1000 Index

— Steady performance and recent equity offerings totaling $495 million, have positioned First Niagara as a leader in the financial services industry and as an attractive investment option for the institutional investment community —

LOCKPORT, N.Y., June 30, 2009— Russell Investments announced that it reconstituted its comprehensive family of U.S. and global indexes yesterday, and First Niagara Financial Group, Inc. (NASDAQ: FNFG) was one of the companies in the financial services sector added to the large-cap Russell 1000 index. The company was previously listed in the Russell 2000 Index.

Annual reconstitution of the Russell indexes captures the 3,000 largest U.S. Stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000. The largest 1,000 companies in the ranking comprise the large-cap Russell 1000 while the remaining 2,000 companies become the small-cap Russell 2000. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies.

“First Niagara is pleased to be a member of the large-cap Russell 1000,” First Niagara Chief Financial Officer Michael W. Harrington said. “Our move up market is another validation of our focus and commitment to drive long-term profitability, growth and shareholder value.”

First Niagara is also a component of the S&P MidCap 400 and NASDAQ Financial 100 indices. Russell Investments is a global investment company with $136 billion in assets under management as of March 31, 2009. Russell serves individual, institutional and advisor clients in more than 40 countries and provides investment solutions including mutual funds, retirement investments, institutional asset management, implementation services and global stock market indexes.

About First Niagara Financial Group
First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $9.6 billion and deposits of $6.2 billion. First Niagara Bank is a full-service, community-focused bank that provides financial services to individuals, families and businesses through 113 branches and four Regional Market Centers across Upstate New York. In April 2009, the company announced plans to add another 57 branches in Pittsburgh, Warren and Erie, Pa., additional deposits of $4.2 billion and additional loans of $839 million in an acquisition that is expected to close in September 2009. For more information, visit www.fnfg.com.

Forward-Looking Statements — This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

First Niagara Officer Contacts
Michael W. Harrington	Chief Financial Officer
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692 or tony.alessi@fnfg.com
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 625-7528 or leslie.garrity@fnfg.com